NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2016 FOURTH QUARTER

AND FISCAL 2016 FULL YEAR RESULTS

NEW YORK, NEW YORK (February 10, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) reported total revenue for the fiscal 2016 full year (“fiscal 2016”) of $30,851,000 as compared to total revenue for the fiscal 2015 full year (“fiscal 2015”) of $28,088,000. Rental revenue in fiscal 2016 was $26,487,000 as compared to $24,605,000 in fiscal 2015 and revenue from property sales was $4,364,000 in fiscal 2016 as compared to $3,483,000 in fiscal 2015. The increase in rental revenue in fiscal 2016, as compared to fiscal 2015, principally reflects an increase in square footage under lease in fiscal 2016 over fiscal 2015. Revenue from property sales in fiscal 2016 reflects $3,756,000 for the sale of approximately 29 acres of undeveloped land (the “Griffin Center Land Sale”) and $608,000 for the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut, in the fiscal year ended November 30, 2013 (the “Windsor Land Sale”) (see below). Revenue from property sales in fiscal 2015 reflects $2,483,000 for the recognition of previously deferred revenue from the Windsor Land Sale (see below), $600,000 for a sale that closed in the fourth quarter of that year and $400,000 for retention of a deposit on a land sale that did not close.

Operating income in fiscal 2016 increased to $5,627,000 from $4,314,000 in fiscal 2015. The higher operating income in fiscal 2016, as compared to fiscal 2015, reflects increases of $2,047,000 in profit from leasing activities (which Griffin defines as rental revenue less operating expenses of rental properties) and $705,000 in gain generated from property sales, partially offset by increases in depreciation and amortization expense and general and administrative expenses of $1,129,000 and $310,000, respectively. Profit from leasing activities increased to $18,237,000 in fiscal 2016 from $16,190,000 in fiscal 2015 due principally to the higher rental revenue in fiscal 2016 over fiscal 2015. The higher gain on property sales in fiscal 2016 resulted from the gain on the Griffin Center Land Sale.

Griffin reported net income in fiscal 2016 of $576,000 and basic and diluted net income per share of $0.11, as compared to net income of $425,000 and basic and diluted net income per share of $0.08 in fiscal 2015. The higher net income in fiscal 2016, as compared to fiscal 2015, principally reflects the higher operating income in fiscal 2016, partially offset by an increase in interest expense and higher income tax expense. The higher interest expense reflects the increased amount of mortgage loans outstanding in fiscal 2016 as compared to fiscal 2015.

Griffin reported total revenue for the fiscal 2016 fourth quarter (the “2016 fourth quarter”) of $10,380,000 as compared to total revenue for the fiscal 2015 fourth quarter (the “2015 fourth quarter”) of $7,475,000. Rental revenue in the 2016 fourth quarter was $6,489,000 as compared to $6,639,000 in the 2015 fourth quarter, and revenue from property sales was $3,891,000 in the 2016 fourth quarter as compared to $836,000 in the 2015 fourth quarter. The slight decrease in rental revenue in the 2016 fourth quarter, as compared to the 2015 fourth quarter, principally reflects timing of rental revenue for expense reimbursements from tenants. Revenue from property sales in the 2016 fourth quarter reflects the Griffin Center Land Sale and $135,000 for the recognition of previously deferred revenue from the Windsor Land Sale (see below). Revenue from property sales in the 2015 fourth quarter reflected the sale of a small land parcel for $600,000 and $236,000 for the recognition of previously deferred revenue from the Windsor Land Sale (see below).

Operating income in the 2016 fourth quarter increased to $3,464,000 from $1,413,000 in the 2015 fourth quarter. The higher operating income in the 2016 fourth quarter, as compared to the 2015 fourth quarter, reflects an increase of $2,588,000 in gain generated from property sales partially offset by a decrease of $255,000 in profit from leasing activities and increases in depreciation and amortization expense and general and administrative expenses of $216,000 and $66,000, respectively. Profit from leasing activities decreased to $4,379,000 in the 2016 fourth quarter from $4,634,000 in the 2015 fourth quarter due principally to the slightly lower rental revenue.

Griffin reported net income in the 2016 fourth quarter of $1,339,000 and basic and diluted net income per share of $0.26, as compared to net income of $164,000 and basic and diluted net income per share of $0.03 in the 2015 fourth quarter. The higher net income in the 2016 fourth quarter, as compared to the 2015 fourth quarter, principally reflects the higher operating income in the 2016 fourth quarter, partially offset by an increase in interest expense and higher income tax expense. The higher interest expense reflects the increased amount of mortgage loans outstanding in the 2016 fourth quarter as compared to the 2015 fourth quarter.

As of November 30, 2016, Griffin’s real estate portfolio was approximately 3,297,000 square feet with approximately 3,066,000 square feet under lease as compared to a total of approximately 3,045,000 square feet with approximately 2,706,000 square feet under lease as of November 30, 2015. The net increase in space leased as of November 30, 2016, as compared to November 30, 2015, reflects new leasing in fiscal 2016 of approximately 491,000 square feet (almost all industrial/warehouse space), while leases of approximately 132,000 square feet (split equally between industrial/warehouse and office/flex space) expired in fiscal 2016. As of November 30, 2016, Griffin’s real estate portfolio was 93% leased, while industrial/warehouse space, which comprises 87% of Griffin’s real estate portfolio, was 96% leased. As of November 30, 2016, Griffin had not yet started receiving rental revenue from a portion of the new leasing in fiscal 2016, including the entire 252,000 square feet in 5210 Jaindl Boulevard (a Lehigh Valley industrial/warehouse building that was built and fully leased in fiscal 2016), as the new tenants are expected to take occupancy when the tenant improvement work on their spaces is completed, which is expected in the first half of fiscal 2017. Additionally, Griffin signed two leases of industrial/warehouse space subsequent to November 30, 2016 that increased Griffin’s overall percentage of space leased to 96%, with industrial/warehouse space being 99% leased.

In the fiscal year ended November 30, 2013, Griffin closed on the Windsor Land Sale. Under the terms of the Windsor Land Sale, Griffin and the buyer were each required to construct roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for under the percentage of completion method under which the total revenue of $8,968,000 and total estimated pretax gain of approximately $6,686,000 is being recognized as the costs related to the Windsor Land Sale are incurred. As of November 30, 2016, Griffin has recognized cumulative revenue of $8,864,000 and a cumulative pretax gain of $6,608,000 from the Windsor Land Sale, reflecting approximately 99% of the total revenue and estimated pretax gain to be recognized. The remaining revenue and pretax gain from the Windsor Land Sale is expected to be recognized in the first half of fiscal 2017 when the remaining roadwork is completed.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include the timing of occupancy by the new tenants in 5210 Jaindl Boulevard and the timing of recognition of the remaining revenue and gain from the Windsor Land Sale. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	Nov. 30, 2016	Nov. 30, 2015	Nov. 30, 2016	Nov. 30, 2015

Rental revenue (1)	$6,489	$6,639	$26,487	$24,605
Revenue from property sales (2)	3,891	836	4,364	3,483
Total revenue	10,380	7,475	30,851	28,088

Depreciation and amortization expense	2,257	2,041	8,797	7,668
Operating expenses of rental properties (1)	2,110	2,005	8,250	8,415
Costs related to property sales	617	150	810	634
General and administrative expenses	1,932	1,866	7,367	7,057
Total expenses	6,916	6,062	25,224	23,774

Operating income	3,464	1,413	5,627	4,314

Interest expense (3)	(1,230)	(1,025)	(4,545)	(3,670)
Gain on sale of assets	—	—	122	—
Investment income	45	50	107	161
Income before income tax provision	2,279	438	1,311	805
Income tax provision	(940)	(274)	(735)	(380)
Net income	$1,339	$164	$576	$425

Basic net income per common share	$0.26	$0.03	$0.11	$0.08

Diluted net income per common share	$0.26	$0.03	$0.11	$0.08

Weighted average common shares outstanding for computation of basic per share results	5,072	5,153	5,117	5,151

Weighted average common shares outstanding for computation of diluted per share results	5,095	5,155	5,123	5,168

(1) Profit from leasing activities:

	Fourth Quarter Ended		Fiscal Year Ended
	Nov. 30, 2016	Nov. 30, 2015	Nov. 30, 2016	Nov. 30, 2015
Rental revenue	$6,489	$6,639	$26,487	$24,605
Operating expenses of rental properties	2,110	2,005	8,250	8,415
Profit from leasing activities	$4,379	$4,634	$18,237	$16,190

(2) Revenue from property sales in the 2016 fourth quarter reflects $3,756 from the sale of approximately 29 acres of undeveloped land in Griffin Center (the “Griffin Center Land Sale”) and $135 for the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 and is being accounted for under the percentage of completion method. Revenue from property sales in the 2016 fiscal year reflects the revenue from the Griffin Center Land Sale and $608 from the Windsor Land Sale. As of November 30, 2016, Griffin has recognized cumulative revenue of $8,864 and a  cumulative pretax gain of $6,608 from the Windsor Land Sale. The total revenue and pretax gain from the Windsor Land Sale to be recognized after all of the required roadwork is completed is expected to be $8,968 and

$6,686, respectively. Griffin expects to complete the required roadwork related to the Windsor Land Sale in the first half of fiscal 2017.

Revenue from property sales in the 2015 fourth quarter reflected $600 from a land sale that closed in that quarter and $236 from the recognition of previously deferred revenue from the Windsor Land Sale. Revenue from property sales in the 2015 fiscal year reflected $2,483 of revenue recognized from the Windsor Land Sale, the revenue from the fourth quarter land sale, and $400 from retention of a deposit from a potential land sale that was not completed.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.